EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Community Relations Manager
415-763-4529 | bethdrummey@bankofmarin.com

BANK OF MARIN BANCORP REPORTS RECORD FOURTH QUARTER
AND FULL YEAR 2018 EARNINGS

NOVATO, CA, January 28, 2019 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, "Bank," announced record earnings of $9.7 million in the fourth quarter of 2018, compared to $8.7 million in the third quarter of 2018 and $1.1 million in the fourth quarter of 2017.  Diluted earnings per share were $0.69 in the fourth quarter of 2018, compared to $0.62 in the prior quarter and $0.08 in the same quarter a year ago.  Annual earnings were $32.6 million in 2018 compared to $16.0 million a year ago.  Diluted earnings per share were $2.33 for the year ended December 31, 2018, compared to $1.27 per share for the year ended December 31, 2017. 2017 periods were affected by a $3.0 million deferred tax asset write-down associated with the Tax Cuts and Jobs Act of 2017. Share and per share data has been adjusted throughout this document to reflect the two-for-one stock split effective November 27, 2018.

“Balance was the key to our tremendous success in 2018,” said Russell A. Colombo, President and Chief Executive Officer. “Our record-breaking performance is a testament to our consistent execution of disciplined fundamentals across all areas of the Bank. With a low cost and stable deposit base, solid opportunities for loan growth, and our unwavering commitment to relationship banking, we are well-positioned for continued success in 2019."

Bancorp also provided the following highlights for the fourth quarter and year ended December 31, 2018:

•
Pre-tax net income in the fourth quarter of 2018 was up $1.2 million from the prior quarter and $6.5 million from the fourth quarter of 2017. Higher average balances and yields on both loans and investment securities favorably impacted earnings in the current quarter. As discussed below, a $956 thousand gain on the sale of Visa Inc. Class B restricted common stock was mostly offset by a $916 thousand accelerated purchase discount on the early redemption of a subordinated debenture assumed in the 2013 NorCal Community Bancorp acquisition.

•
The Bank achieved loan growth of $84.9 million in 2018, or 5.1% to $1,763.9 million at December 31, 2018, from $1,679.0 million at December 31, 2017. Loans increased $35.0 million in the fourth quarter from $1,728.9 million at September 30, 2018.

•
In 2018, we expanded our footprint in the East Bay and strengthened our team in Sonoma County. Wim-Kees van Hout was hired as Regional Manager to open a new commercial banking office in Walnut Creek, and David Casassa was named Commercial Banking Regional Manager for our Santa Rosa market.

•
Strong credit quality remains a cornerstone of the Bank’s consistent performance. Non-accrual loans represent 0.04% of the Bank's loan portfolio as of December 31, 2018. There was no provision for loan losses recorded in 2018 due to continuing high credit quality.

•
Deposits grew $26.1 million, to $2,174.8 million at December 31, 2018, compared to $2,148.7 million at December 31, 2017. Non-interest bearing deposits grew by $51.9 million in 2018 and made up 49% of total deposits at year end. In 2018, cost of deposits remained low at 0.10% despite the higher interest rate environment, compared to 0.07% in 2017.

•
The efficiency ratio decreased to 51.3% in the fourth quarter from 54.2% in the third quarter of 2018, and 68.3% in the fourth quarter last year. The efficiency ratio was 57.3% for the full year, down from 64.7% in 2017.

•	For the quarter ended December 31, 2018, return on assets ("ROA") was 1.52% and return on equity ("ROE") was 12.37%, up from 1.38% and 11.20%, respectively, in the third quarter.

•
All capital ratios are well above regulatory requirements for a well-capitalized institution. The total risk-based capital ratio for Bancorp was 14.9% at both December 31, 2018 and December 31, 2017. Tangible common equity to tangible assets increased to 11.3% at December 31, 2018, from 10.7% at December 31, 2017 (refer to footnote 3 on page 6 for definition of this non-GAAP financial measure).

•
The Board of Directors declared a cash dividend of $0.19 per share on January 25, 2019, a $0.015 increase from the prior quarter. This is the 55th consecutive quarterly dividend paid by Bank of Marin Bancorp. Since August 2005, Bancorp's average annual dividend growth rate has been 10.2%. The cash dividend is payable on February 15, 2019 to shareholders of record at the close of business on February 8, 2019.

•
On April 23, 2018, Bancorp announced that its Board of Directors approved a Share Repurchase Program under which Bancorp may repurchase up to $25.0 million of its outstanding common stock through May 1, 2019. During 2018, Bancorp repurchased 171,217 shares for a total amount of $7.0 million.

Loans and Credit Quality

Loans grew $35.0 million in the fourth quarter of 2018 and totaled $1,763.9 million at December 31, 2018. For the three months and year ended December 31, 2018, new loan originations of $73.6 million and $239.4 million, respectively, exceeded 2017 loan originations of $51.5 million and $173.1 million for the same periods. New loan originations were partially offset by payoffs of $36.5 million in the fourth quarter and $157.3 million for the full year ended December 31, 2018.

Non-accrual loans totaled $697 thousand, or 0.04%, of the Bank's loan portfolio at December 31, 2018, an increase from $386 thousand, or 0.02%, at September 30, 2018 and $406 thousand, or 0.02%, a year ago. Loans classified substandard totaled $12.6 million at December 31, 2018, compared to $12.4 million at September 30, 2018 and $27.9 million at December 31, 2017. There were no loans classified doubtful at December 31, 2018 or December 31, 2017. Accruing loans past due 30 to 89 days totaled $1.1 million at December 31, 2018, compared to $301 thousand at September 30, 2018 and $1.9 million a year ago.

There was no provision for loan losses recorded in the fourth quarter of 2018, compared to a $500 thousand provision for loan losses in the fourth quarter a year ago. Net recoveries for both the fourth quarter of 2018 and the prior quarter totaled $4 thousand compared to $21 thousand in the fourth quarter a year ago. Net recoveries totaled $54 thousand for the year ended December 31, 2018, compared to net charge-offs of $175 thousand in 2017. The ratio of loan loss reserve to loans, including acquired loans, was 0.9% at December 31, 2018, September 30, 2018 and December 31, 2017.

Investments

The investment portfolio totaled $619.7 million at December 31, 2018, an increase of $49.9 million from September 30, 2018 and $136.2 million from December 31, 2017. Purchases of securities totaling $61.3 million and $237.9 million were made during the fourth quarter and year ended December 31, 2018, respectively. These purchases consisted primarily of securities issued or guaranteed by the U.S. government to take advantage of the higher interest rate environment. Purchases were partially offset by principal paydowns, maturities, calls, and $17.1 million in investments sold in 2018.

Deposits

Deposits totaled $2,174.8 million at December 31, 2018, compared to $2,212.8 million at September 30, 2018 and $2,148.7 million at December 31, 2017. While there was a $38.0 million decrease in deposits from the prior quarter primarily due to the normal cash fluctuations of our large business clients, total average deposits increased $34.2 million in the fourth quarter. The average cost of deposits increased four basis points in the fourth quarter to 0.14%. The average cost of deposits for the full year of 2018 was 0.10%, up three basis points from 2017.

Loan and investment growth in the fourth quarter was largely funded by cash and one overnight FHLB borrowing of $7.0 million on the last day of the year.

Earnings

“Our record results for 2018 were powered by a well-executed strategy for growth combined with staying true to our rigorous lending standards,” said Tani Girton, EVP and Chief Financial Officer. “With a 1.31% ROA, tax equivalent net interest margin of 3.9%, a 10.73% ROE and efficiency ratio of 57.3%, we are excited to enter 2019 with great momentum.”

Net interest income totaled $23.3 million in the fourth quarter of 2018 compared to $23.5 million in the prior quarter and $20.1 million in the same quarter a year ago. The tax-equivalent net interest margin was 3.85%, 3.97% and 3.80% for those respective periods. The $200 thousand net interest income decrease from the prior quarter relates to $916 thousand in accelerated discount accretion from the early redemption of a high-rate subordinated debenture assumed in the NorCal Community Bancorp acquisition and increases in certain deposit rates, partially offset by higher yields and average balances on loans and investments and accelerated accretion from the payoff of acquired loans. While the accelerated accretion from the early redemption of the subordinated debenture reduced net interest margin by 15 basis points for the current quarter, the Bank's interest expense will be lower going forward as a result of this transaction.

The $3.2 million net interest income increase from the same quarter last year was primarily due to the acquisition of Bank of Napa earning assets, organic loan growth, investment security growth, and higher yields across all earning asset categories. The increase was partially offset by the effect of the subordinated debenture redemption and an increase in certain deposit rates.

Net interest income totaled $91.5 million and $74.9 million in 2018 and 2017, respectively. The increase of $16.6 million in 2018 was primarily due to a $337.7 million increase in average earning assets. Additionally, higher yields on loans, investment securities and interest-bearing cash positively impacted interest income. The tax-equivalent net interest margin increased to 3.90% in 2018 compared to 3.80% in 2017 for the same reasons, despite the 0.04% negative impact from the early redemption of the subordinated debenture.

Loans acquired through the acquisition of other banks are classified as purchased credit impaired ("PCI") or non-PCI loans and are recorded at fair value at acquisition date. For acquired loans not considered credit impaired, the level of accretion varies due to maturities and early payoffs. Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. Gains on payoffs of PCI loans are recorded as interest income when the payoff amounts exceed the recorded investment. PCI loans totaled $2.1 million at December 31, 2018, September 30, 2018, and December 31, 2017.

Accretion and gains on payoffs of purchased loans recorded to interest income were as follows:

	Three months ended
	December 31, 2018		September 30, 2018		December 31, 2017
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans [1]	$62	1 bps	$63	1 bps	$85	2 bps
Accretion on non-PCI loans [2]	$214	3 bps	$41	1 bps	$110	2 bps
Gains on pay-offs of PCI loans	$—	0 bps	$6	0 bps	$100	2 bps

	Years ended
	December 31, 2018		December 31, 2017
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans [1]	$320	1 bps	$331	2 bps
Accretion on non-PCI loans [2]	$487	2 bps	$571	3 bps
Gains on pay-offs of PCI loans	$135	1 bps	$184	1 bps

1 Accretable yield on PCI loans totaled $934 thousand, $996 thousand and $1.3 million at December 31, 2018, September 30, 2018 and December 31, 2017, respectively.
2 Unaccreted purchase discounts on non-PCI loans totaled $708 thousand, $922 thousand and $1.2 million at December 31, 2018, September 30, 2018 and December 31, 2017, respectively.

Non-interest income in the fourth quarter of 2018 totaled $3.4 million, compared to $2.2 million in the prior quarter and $2.0 million in the same quarter a year ago. The increase compared to the prior quarter and the same quarter a year ago primarily relates to a $956 thousand pre-tax gain on sale of 6,500 shares of Visa Inc. Class B restricted common stock to a member bank of Visa U.S.A, a $180 thousand Federal Home Loan Bank special dividend and an increase in deposit network income. The Bank sold less than half of its Visa Inc. position to realize recent appreciation in market prices and hedge against market volatility. Additionally, there was a net loss of $195 thousand on the sale of investment securities in the fourth quarter of 2017. Non-interest income of $10.1 million in 2018 increased from $8.3 million in 2017 primarily due to the same reasons mentioned above.

Non-interest expense totaled $13.7 million in the fourth quarter of 2018, compared to $14.0 million in the prior quarter and $15.1 million in the same quarter a year ago. The decrease in the fourth quarter of 2018 compared to the same period a year ago was mainly due to Bank of Napa acquisition-related expenses in 2017.

Non-interest expense of $58.3 million in 2018 increased from $53.8 million in 2017, primarily resulting from an increase of approximately $3.4 million in salaries and benefits related to the addition of full-time equivalent personnel (including Bank of Napa employees), annual merit increases, higher employee insurance and stock based compensation awards reaching retirement eligiblity. Additionally, $1.0 million in consulting expenses related to core processing contract negotiations, higher core deposit intangible amortization and acquisition-related rent contributed to the year-over-year increase.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was signed into law. The law reduced the federal statutory income tax rate to 21% for tax years beginning on or after January 1, 2018. The effective tax rate decreased from 44.6% in 2017 to 24.9% in 2018, 10.5 percentage points of which was attributable to the write-down of the net deferred tax assets in 2017.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its fourth quarter and year end 2018 earnings call on Monday, January 28, 2019 at 8:30 a.m. PT/11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at https://www.bankofmarin.com under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly-owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $2.5 billion and 23 retail offices throughout San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation (including the Tax Cuts & Jobs Act of 2017), and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cyber-security threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
December 31, 2018

(dollars in thousands, except per share data; unaudited)	December 31, 2018	September 30, 2018	December 31, 2017
Quarter-to-Date
Net income	$9,662	$8,680	$1,110
Diluted earnings per common share [4]	$0.69	$0.62	$0.08
Return on average assets	1.52%	1.38%	0.19%
Return on average equity	12.37%	11.20%	1.63%
Efficiency ratio	51.34%	54.20%	68.25%
Tax-equivalent net interest margin [1]	3.85%	3.97%	3.80%
Net (recoveries) charge-offs	$(4)	$(4)	$(21)
Net (recoveries) charge-offs to average loans	—%	—%	—%
Year-to-Date
Net income	$32,622		$15,976
Diluted earnings per common share [4]	$2.33		$1.27
Return on average assets	1.31%		0.75%
Return on average equity	10.73%		6.49%
Efficiency ratio	57.30%		64.70%
Tax-equivalent net interest margin [1]	3.90%		3.80%
Net (recoveries) charge-offs	$(54)		$175
Net (recoveries) charge-offs to average loans	—%		0.01%
At Period End
Total assets	$2,520,892	$2,545,715	$2,468,154
Loans:
Commercial and industrial	$230,739	$238,771	$235,835
Real estate:
Commercial owner-occupied	$313,277	$316,467	$300,963
Commercial investor-owned	$873,410	$841,493	$822,984
Construction	$76,423	$68,739	$63,828
Home Equity	$124,696	$121,243	$132,467
Other residential	$117,847	$113,383	$95,526
Installment and other consumer loans	$27,472	$28,775	$27,410
Total loans	$1,763,864	$1,728,871	$1,679,013

Non-performing loans[2]:
Commercial and industrial	$319	$—	$—
Home equity	$313	$318	$406
Installment and other consumer loans	$65	$68	$—
Total non-accrual loans	$697	$386	$406

Classified loans (graded substandard and doubtful)	$12,608	$12,401	$27,906
Total accruing loans 30-89 days past due	$1,121	$301	$1,925
Allowance for loan losses to total loans	0.90%	0.91%	0.94%
Allowance for loan losses to non-performing loans	22.71x	41.00x	38.88x
Non-accrual loans to total loans	0.04%	0.02%	0.02%

Total deposits	$2,174,840	$2,212,846	$2,148,670
Loan-to-deposit ratio	81.1%	78.1%	78.1%
Stockholders' equity	$316,407	$308,603	$297,025
Book value per share [4]	$22.85	$22.10	$21.46
Tangible common equity to tangible assets [3]	11.3%	10.9%	10.7%
Total risk-based capital ratio - Bank	14.0%	13.7%	14.7%
Total risk-based capital ratio - Bancorp	14.9%	15.3%	14.9%
Full-time equivalent employees	290	287	291
[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.

[2] Excludes accruing troubled-debt restructured loans of $14.3 million, $15.1 million and $16.5 million at December 31, 2018, September 30, 2018 and December 31, 2017, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $2.1 million that were accreting interest at December 31, 2018, September 30, 2018 and December 31, 2017. These amounts are excluded as PCI loan accretable yield. Interest recognition is independent from the underlying contractual loan delinquency status.

[3] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $35.7 million, $35.9 million and $36.6 million at December 31, 2018, September 30, 2018 and December 31, 2017, respectively. Tangible assets excludes goodwill and intangible assets.

[4] Per share data has been adjusted to reflect the two-for-one stock split effective November 27, 2018.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at December 31, 2018, September 30, 2018 and December 31, 2017

(in thousands, except share data; unaudited)	December 31, 2018	September 30, 2018	December 31, 2017
Assets
Cash and due from banks	$34,221	$142,718	$203,545
Investment securities
Held-to-maturity, at amortized cost	157,206	164,222	151,032
Available-for-sale (at fair value; amortized cost of $465,910, $416,732 and $334,285 at December 31, 2018, September 30, 2018 and December 31, 2017, respectively)	462,464	405,571	332,467
Total investment securities	619,670	569,793	483,499
Loans, net of allowance for loan losses of $15,821, $15,817 and $15,767 at December 31, 2018, September 30, 2018 and December 31, 2017, respectively	1,748,043	1,713,054	1,663,246
Bank premises and equipment, net	7,376	7,602	8,612
Goodwill	30,140	30,140	30,140
Core deposit intangible	5,571	5,802	6,492
Interest receivable and other assets	75,871	76,606	72,620
Total assets	$2,520,892	$2,545,715	$2,468,154

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$1,066,051	$1,109,909	$1,014,103
Interest bearing
Transaction accounts	133,403	138,838	169,195
Savings accounts	178,429	178,171	178,473
Money market accounts	679,775	659,788	626,783
Time accounts	117,182	126,140	160,116
Total deposits	2,174,840	2,212,846	2,148,670
Federal Home Loan Bank borrowing	7,000	—	—
Subordinated debentures	2,640	5,831	5,739
Interest payable and other liabilities	20,005	18,435	16,720
Total liabilities	2,204,485	2,237,112	2,171,129
Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 30,000,000 shares; Issued and outstanding- 13,844,353 , 13,964,358 and 13,843,084 at December 31, 2018, September 30, 2018 and December 31, 2017, respectively	140,565	145,498	143,967
Retained earnings	179,944	172,723	155,544
Accumulated other comprehensive loss, net	(4,102)	(9,618)	(2,486)
Total stockholders' equity	316,407	308,603	297,025
Total liabilities and stockholders' equity	$2,520,892	$2,545,715	$2,468,154

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three months ended			Years ended
(in thousands, except per share amounts; unaudited)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Interest income
Interest and fees on loans	$20,732	$20,284	$17,789	$79,527	$66,799
Interest on investment securities	3,912	3,524	2,489	14,092	8,802
Interest on federal funds sold and due from banks	373	400	372	1,461	995
Total interest income	25,017	24,208	20,650	95,080	76,596
Interest expense
Interest on interest-bearing transaction accounts	68	58	34	226	108
Interest on savings accounts	18	18	18	72	66
Interest on money market accounts	566	337	195	1,355	555
Interest on time accounts	116	130	153	542	576
Interest on FHLB and overnight borrowings	—	1	—	2	—
Interest on subordinated debentures	977	125	111	1,339	439
Total interest expense	1,745	669	511	3,536	1,744
Net interest income	23,272	23,539	20,139	91,544	74,852
Provision for loan losses	—	—	500	—	500
Net interest income after provision for loan losses	23,272	23,539	19,639	91,544	74,352
Non-interest income
Service charges on deposit accounts	484	475	447	1,891	1,784
Wealth Management and Trust Services	426	490	544	1,919	2,090
Debit card interchange fees, net	403	402	385	1,561	1,531
Merchant interchange fees, net	81	99	102	378	398
Earnings on bank-owned life Insurance	227	227	217	913	845
Dividends on FHLB stock	377	194	181	959	766
Gains (losses) on investment securities, net	956	(90)	(195)	876	(185)
Other income	469	439	310	1,642	1,039
Total non-interest income	3,423	2,236	1,991	10,139	8,268
Non-interest expense
Salaries and related benefits	7,933	8,069	7,852	33,335	29,958
Occupancy and equipment	1,514	1,444	1,409	5,976	5,472
Depreciation and amortization	518	532	508	2,143	1,941
Federal Deposit Insurance Corporation insurance	188	186	176	756	666
Data processing	1,004	950	2,058	4,358	4,906
Professional services	481	727	1,013	3,317	2,858
Directors' expense	170	173	163	700	720
Information technology	228	262	206	1,023	769
Provision for losses on off-balance sheet commitments	—	—	—	—	57
Other expense	1,669	1,628	1,719	6,658	6,435
Total non-interest expense	13,705	13,971	15,104	58,266	53,782
Income before provision for income taxes	12,990	11,804	6,526	43,417	28,838
Provision for income taxes	3,328	3,124	5,416	10,795	12,862
Net income	$9,662	$8,680	$1,110	$32,622	$15,976
Net income per common share:[1]
Basic	$0.70	$0.62	$0.09	$2.35	$1.29
Diluted	$0.69	$0.62	$0.08	$2.33	$1.27
Weighted average shares:[1]
Basic	13,841	13,900	12,911	13,864	12,392
Diluted	14,033	14,110	13,100	14,029	12,545
Comprehensive income:
Net income	$9,662	$8,680	$1,110	$32,622	$15,976
Other comprehensive (loss) income:
Change in net unrealized gain or loss on available-for-sale securities	7,714	(2,120)	(2,637)	(1,707)	3,671
Reclassification adjustment for losses (gains) on available-for-sale securities in net income	—	90	195	79	185
Net unrealized loss on securities transferred from available-for-sale to held-to-maturity	—	—	—	(278)	(3,036)
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	120	128	126	516	426
Subtotal	7,834	(1,902)	(2,316)	(1,390)	1,246
Deferred tax (benefit) expense	2,318	(562)	(1,060)	(412)	439
Other comprehensive income (loss), net of tax	5,516	(1,340)	(1,256)	(978)	807
Comprehensive income (loss)	$15,178	$7,340	$(146)	$31,644	$16,783

1 Share and per share data has been adjusted to reflect the two-for-one stock split effective November 27, 2018.

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	December 31, 2018			September 30, 2018			December 31, 2017
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$65,961	$373	2.21%	$79,674	$400	1.96%	$108,255	$372	1.34%
Investment securities [2,3]	600,914	4,000	2.66%	558,741	3,624	2.59%	455,706	2,722	2.39%
Loans [1,3,4]	1,726,045	20,933	4.75%	1,715,295	20,504	4.68%	1,578,959	18,245	4.52%
Total interest-earning assets [1]	2,392,920	25,306	4.14%	2,353,710	24,528	4.08%	2,142,920	21,339	3.89%
Cash and non-interest-bearing due from banks	38,943			41,316			40,548
Bank premises and equipment, net	7,529			7,866			8,384
Interest receivable and other assets, net	84,651			86,039			74,299
Total assets	$2,524,043			$2,488,931			$2,266,151
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$130,546	$68	0.21%	$134,293	$58	0.17%	$129,538	$34	0.10%
Savings accounts	177,018	18	0.04%	179,429	18	0.04%	173,057	18	0.04%
Money market accounts	643,459	566	0.35%	609,821	337	0.22%	551,591	195	0.14%
Time accounts, including CDARS	121,838	116	0.38%	132,588	130	0.39%	150,552	153	0.40%
FHLB and overnight borrowings [1]	76	—	2.52%	112	1	2.06%	6	—	1.75%
Subordinate debentures [1]	2,770	977	138.09%	5,815	125	8.43%	5,720	111	7.63%
Total interest-bearing liabilities	1,075,707	1,745	0.64%	1,062,058	669	0.25%	1,010,464	511	0.20%
Demand accounts	1,118,785			1,101,288			971,381
Interest payable and other liabilities	19,662			18,022			14,558
Stockholders' equity	309,889			307,563			269,848
Total liabilities & stockholders' equity	$2,524,043			$2,488,931			$2,266,251
Tax-equivalent net interest income/margin [1]		$23,561	3.85%		$23,859	3.97%		$20,828	3.80%
Reported net interest income/margin [1]		$23,272	3.81%		$23,539	3.91%		$20,139	3.68%
Tax-equivalent net interest rate spread			3.49%			3.83%			3.69%

	Year ended			Year ended
	December 31, 2018			December 31, 2017
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$78,185	$1,461	1.84%	$80,351	$995	1.22%
Investment securities [2,3]	566,883	14,512	2.56%	419,873	9,732	2.32%
Loans [1,3,4]	1,704,390	80,406	4.65%	1,511,503	68,562	4.47%
Total interest-earning assets [1]	2,349,458	96,379	4.05%	2,011,727	79,289	3.89%
Cash and non-interest-bearing due from banks	41,595			42,511
Bank premises and equipment, net	8,021			8,411
Interest receivable and other assets, net	86,709			63,301
Total assets	$2,485,783			$2,125,950
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$143,706	$226	0.16%	$105,544	$108	0.10%
Savings accounts	178,907	72	0.04%	167,190	66	0.04%
Money market accounts	612,372	1,355	0.22%	542,592	555	0.10%
Time accounts, including CDARS	137,339	542	0.39%	146,069	576	0.39%
FHLB and overnight borrowings [1]	105	2	2.03%	1	—	1.75%
Subordinated debentures [1]	5,025	1,339	26.29%	5,664	439	7.65%
Total interest-bearing liabilities	1,077,454	3,536	0.33%	967,060	1,744	0.18%
Demand accounts	1,085,870			899,289
Interest payable and other liabilities	18,514			13,506
Stockholders' equity	303,945			246,095
Total liabilities & stockholders' equity	$2,485,783			$2,125,950
Tax-equivalent net interest income/margin [1]		$92,843	3.90%		$77,545	3.80%
Reported net interest income/margin [1]		$91,544	3.84%		$74,852	3.67%
Tax-equivalent net interest rate spread			3.72%			3.71%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity.
  Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent in 2018 and 35 percent in 2017.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.